Execution Version
SECURITIES PURCHASE AGREEMENT

Dated as of November 16, 2010

by and among

Neostem, Inc., JGB Management Inc.

and

THE PURCHASERS LISTED ON EXHIBIT A

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated as of November 16, 2010 (this “Agreement”) is by and among Neostem, Inc., a Delaware corporation (the “Company”), each of the purchasers whose names are set forth on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”), and JGB Management Inc., the Purchaser Representative (as defined herein), only with respect to Section 3.7(a) and Article 6.

WHEREAS:

A.           The Company has authorized convertible preferred stock of the Company designated as “7% Senior Convertible Preferred Stock”, the terms of which are set forth in the certificate of designation for such series of preferred stock (the “Certificate of Designations”) in the form attached hereto as Exhibit B (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the “Preferred Shares”), which Preferred Shares shall be convertible into the Company's common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms of the Certificate of Designations (as converted, collectively, the “Conversion Shares”).

B.           The Preferred Shares shall be mandatorily redeemed by the Company in accordance with the Certificate of Designations and the redemption price therefor shall be paid either in cash or shares of Common Stock (the “Redemption Shares”).

C.           Each Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of Preferred Shares set forth opposite such Purchaser’ name in Exhibit A hereto (which aggregate number for all Purchasers shall be 10,582,011 (the “Total Subscription Amount”); (ii) a Warrant representing the right to acquire initially up to that number of additional shares of Common Stock set forth opposite such Purchaser’s name on Exhibit A (the “Warrants”), in substantially the form attached hereto as Exhibit C (as exercised, collectively, the “Warrant Shares”); and (iii) the number of shares of Common Stock (the “Common Shares”) set forth opposite such Purchaser’s Name on Exhibit A.

D.           The Preferred Shares, the Conversion Shares, the Redemption Shares, the Common Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”.

E.           The Company has engaged Cowen and Company, LLC and LifeTech Capital, a division of Aurora Capital, LLC as its exclusive placement agents (the “Placement Agents”) for the offering of the Securities on a “best efforts” basis.

The parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

1.1.         Purchase and Sale of Securities.

(a)           Purchase and Sale of Securities.   Subject to the satisfaction (or waiver) of the conditions set forth herein, the Company shall issue and sell to each Purchaser, and each Purchaser severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), (i) the number of Preferred Shares as is set forth opposite such Purchaser’s name in Exhibit A; (ii) Warrants to acquire initially up to that number of Warrant Shares as is set forth opposite such Purchaser’s name as set forth in Exhibit A; and (iii) the number of Common Shares set forth opposite such Purchaser’s name in Exhibit A.  The aggregate purchase price for the Securities shall be $10,000,000.

(b)           The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-166169]) (the “Registration Statement”), including the prospectus contained therein (the “Base Prospectus”), relating to securities (the “Shelf Securities”), including the Securities to be issued from time to time by the Company.  The offering and sale of the Securities (the “Offering”) are being made pursuant to (a) the Registration Statement and the Base Prospectus and (b) one or more prospectus supplements (the “Prospectus Supplements” and the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Securities and the terms of the Offering that has been or will be filed with the Commission and delivered to the Purchasers (or made available to the Purchasers by the filing by the Company of an electronic version thereof with the Commission).

1.2.         Purchase Price and Closing.  (a)  Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, each Purchaser, severally but not jointly, agrees to purchase the Preferred Shares, Common Shares, and Warrants set forth opposite such Purchaser’s name on Exhibit A for the amount to be paid by such Purchaser for the Preferred Shares, Common Shares, and Warrants as specified on Exhibit A (as to each Purchaser, the “Subscription Amount”).  At the Closing (as defined below) under this Agreement, each Purchaser shall deliver (i) 67.5% of the Subscription Amount by wire transfer of immediately available funds to the Company; (ii) 7.5% of the Subscription Amount by wire transfer of immediately available funds to Cowen and Company, LLC as representative of the Placement Agents; and (iii) 25% of the Subscription Amount (the “Escrow Amount”) to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) pursuant to the terms of that certain Escrow Agreement between the Company, the Purchasers, and the Escrow Agent (the “Escrow Agreement”) in the form annexed hereto as Exhibit D.  The Purchase Price shall be allocated to the Preferred Shares, the Common Shares, and the Warrants based on their relative fair-market values, as determined by the Purchasers

(b)           The Closing under this Agreement (the “Closing”) shall take place on or before November 19, 2010 (the “Closing Date”), provided, that all of the conditions set forth in Article 4 hereof have been fulfilled or waived in accordance herewith.  The Closing shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York  10176 at 10:00 a.m. Eastern Standard Time, or at such other time and place as the parties may agree.  Subject to the terms and conditions of this Agreement, at the Closing the Purchasers shall purchase and the Company shall issue and deliver or cause to be delivered to each Purchaser the Preferred Shares, Common Shares, and Warrants for the applicable amounts set forth opposite the name of such Purchaser on Exhibit A hereto.  Also at the Closing, the Company shall issue and deliver the Preferred Shares, Common Shares, and Warrants in the applicable percentages set forth opposite the names of such Purchaser on Exhibit A hereto.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1.         Representations and Warranties of the Company.  Except as otherwise disclosed or incorporated by reference and readily apparent in the Company’s Prospectus Supplement, Prospectus, Annual Report on Form 10-K for the year ended December 31, 2009 (the "Form 10-K"), any quarterly or current report, or proxy statement filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act subsequent to the filing of the Form 10-K and prior to the date of this Agreement (in each case, including any supplements or amendments thereto) (the “Reports”), the Company hereby represents and warrants to the Purchasers and the Placement Agents, as of the date of this Agreement and as of the Closing Date as follows:

(a)           Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company and each such Subsidiary (as defined below) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect (as defined below).  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit in any material respect the ability of the Company to perform any of its obligations under this Agreement or any of the Transaction Documents (as defined below) in any material respect.

(b)          Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Certificate of Designations, the Escrow Agreement, and the Warrants (collectively, the “Transaction Documents”) and to issue and sell the Preferred Shares, Common Shares, and Warrants in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, provided however that the Company must obtain any stockholder approval as may be required by the NYSE Amex.  When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the date of this Agreement is set forth in the Prospectus Supplement.  All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized.  No shares of Common Stock or any other security of the Company were issued in violation of any preemptive rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Furthermore, there are no equity plans, contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company, except as set forth on Schedule 2.1(e).  The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person or entity with respect to any of its equity or debt securities, except where such registration or anti-dilution rights pursuant to such agreements individually or in the aggregate, have not had or reasonably would be expected to have a Material Adverse Effect.  Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities and any voting and lock-up agreements entered into in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated September 23, 2010, by and among the Company, NBS Acquisition Company LLC and Progenitor Cell Therapy, LLC (the “PCT Merger”) and the concurrent common stock offering, the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.  For purposes of this Section 2.1 “knowledge” means the actual or constructive knowledge of the Company.

(d)          Issuance of Securities.  The Preferred Shares, Common Shares, and Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Securities shall be validly issued and outstanding, fully-paid, non-assessable and free any clear of all Liens (as defined below) of any pre-emptive rights and rights of refusal of any kind.  When the Preferred Shares and Warrants are issued and paid for in accordance with the terms of the Transaction Documents, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens, encumbrances, pre-emptive rights and rights of refusal of any kind.  When the Conversion Shares and/or Redemptions Shares are issued in accordance with the terms of the Certificate of Designations and the Warrant Shares are issued upon exercise of the Warrants and payment of the exercise price, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens, encumbrances, pre-emptive rights and rights of refusal of any kind.

(e)          No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Transaction Documents, and the issuance of the Securities as contemplated by the Transaction Documents, do not and will not (i) violate or conflict with any provision of the Company’s Articles of Incorporation (the “Articles”) or By-laws (the “By-laws”), each as amended to date (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any foreign, federal, state or local statute, law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature (each, a “Lien”) on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, violations, acceleration, cancellations, creations and impositions as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is required under foreign, federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities other than the filing of the Prospectus Supplements with the Commission in accordance with the terms hereof, any filings or approvals required from the Financial Industry Regulatory Authority, Inc. (“FINRA”) and any approval of the Company's stockholders, as may be required by the NYSE Amex.

(f)           Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, the Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”, and together with any other report, schedule, form, statement or other document filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act subsequent to the filing of the Form 10-K and prior to the date of this Agreement, the “Public Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  The Public Filings, the Registration Statement, and the Prospectus did not (and at the time of filing of any applicable Prospectus Supplement will not), and do not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided however, that the Company makes no representation or warranty as to information furnished to the Company by the Purchasers.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with Regulation S-X and all other published rules and regulations of the Commission.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)          Subsidiaries.

(i)           Schedule 2.1(g) sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s or entity’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All the outstanding shares of capital stock (if any) of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company directly or indirectly through one or more wholly-owned subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

(ii)           Each of the Company's Subsidiaries that is incorporated in the People's Republic of China or "PRC" (a "China Subsidiary") have been duly organized and are validly existing as corporations or other legal entities in good standing (or the Chinese equivalent thereof) under the laws of their respective jurisdictions of organization.  Each China Subsidiary is duly qualified to do business and is in good standing as foreign corporations or other legal entity in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification and have all power and authority (corporate or other) necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify or have such power or authority would not have, singularly or in the aggregate, a Material Adverse Effect.  The Company owns or controls, directly or indirectly, only the following corporations, partnerships, limited liability partnerships, limited liability companies, associations or other entities:  NeoStem (China), Inc., China Biopharmaceutical Holdings, Inc., Stem Cell Technologies, Inc., NeoStem Therapies, Inc., Qingdao Niao Bio-Technology Ltd. and Beijing Ruijieao Bio-Technology Ltd. (the "PRC VIEs") and Suzhou Erye Pharmaceuticals Ltd.

(iii)           Each China Subsidiary has applied for and obtained all requisite business licenses, clearance and permits required under PRC law as necessary for the conduct of its businesses in all material respects, and each China Subsidiary has complied in all material respects with all PRC laws, rules and regulations (“PRC Laws”) in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant authorities, and all such permits are validly subsisting. The registered capital of each China Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance in all material respects with PRC Laws, except where the failure to have been fully paid would not have a Material Adverse Effect and there is no outstanding capital contribution commitment for any China Subsidiary. The Establishment Documents of the China Subsidiaries have been duly approved in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the Establishment Documents of each China Subsidiary complies in all material respects with the requirements of all relevant PRC Laws. The outstanding equity interests of each China Subsidiary are owned by the respective entities or individuals identified as the registered holders thereof in the Reports.

(iv)           No consents, approvals, authorizations, orders, registrations, clearances, certificates, franchises, licenses, permits or qualifications of or with any PRC governmental agency are required for the Company’s or its affiliates’ or subsidiaries’ contractual arrangements and agreements with the PRC variable interest entities and their registered equity holders (the “VIE Structure”) or the execution, delivery and performance of such contractual arrangements and agreements (the “VIE Structuring Documents”) except where the failure to obtain such consents, approvals, authorizations, orders, registrations, clearances, certificates, franchises, licenses, permits or qualifications would not, singularly or in the aggregate, have a Material Adverse Effect.  None of the VIE Structuring Documents has been revoked and no such revocation is pending or, to the Company’s knowledge, threatened.  Each of the VIE Structuring Documents has been entered into prior to the date thereof in compliance in all material respects with all applicable laws and regulations and constitutes a valid and legally binding agreement, enforceable in accordance with its terms.

(v)           The VIE Structure complies, and immediately following the consummation of the offering and sale of the Securities will comply, in all material respects with all applicable laws, regulations, rules, orders, decrees, guidelines, notices or other legislation of the PRC; the VIE Structure has not been challenged by any PRC governmental agency and there are no legal, arbitration, governmental or other proceedings (including, without limitation, governmental investigations or inquiries) pending before or, to the Company’s knowledge, threatened or contemplated by any PRC governmental agency in respect of the VIE Structure; and the Company reasonably believes that after the consummation of the offering and sale of the Securities, the VIE Structure will not be challenged by any PRC governmental agency.

(vi)           Each of the China Subsidiaries is in compliance with all requirements under all applicable PRC Laws to qualify in all material respects for their exemptions from enterprise income tax or other income tax benefits (the “Tax Benefits”) as described in the Reports, and the actual operations and business activities of each such China Subsidiary are sufficient to meet the qualifications for the Tax Benefits. No submissions made to any PRC government authority in connection with obtaining the Tax Benefits contained any misstatement or omission that would have affected the granting of the Tax Benefits. No China Subsidiary has received notice of any deficiency in its respective applications for the Tax Benefits, and the Company is not aware of any reason why any such China Subsidiary might not qualify for, or be in compliance with the requirements for, the Tax Benefits.

(h)           No Material Adverse Change.  Since December 31, 2009, (i) the Company has not experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect; and (ii) no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(i)           No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the Reports to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

(j)           Indebtedness.  Schedule 2.1(j) hereto sets forth as of the Closing Date all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital or equipment lease obligations or purchase money security interests that exceed $2,500,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a Lien on any asset of the Company, irrespective of whether such obligation or liability is assumed, other than capital or equipment leases and purchase money security interests in amounts excluded from disclosure under clause (c) above, and (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person or entity.

(k)          Title to Assets.  Each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property which are material to the business of the Company, free and clear of any Liens, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  All leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(l)           Actions Pending.  There is no action, suit, claim, arbitration, alternate dispute resolution proceeding or other proceeding (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  To the knowledge of the Company, there are no such investigations pending or threatened.  There are no material Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets.  No Proceeding described in the Reports would, individually or in the aggregate, reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards, decrees or, to the knowledge of the Company, investigations of any court, arbitrator or governmental, regulatory body, self-regulatory agency or stock exchange against the Company or any Subsidiary or, to the knowledge of the Company, any officers or directors of the Company or Subsidiary in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(m)         Compliance with Law.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and its Subsidiaries have been and are presently conducting their respective businesses in accordance with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances.  The Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other material governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it except where any failures to possess the same would not individually or in the aggregate reasonably be expected to have or result in a Material Adverse Effect.  The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the Offering.

(n)          Taxes.  The Company and each Subsidiary each has (i) timely filed all necessary federal, state, local and foreign tax returns, and all such returns were true, complete and correct, and (ii) paid all federal, state, local and foreign taxes, assessments, governmental or other charges due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against any of them, except those, in each of the cases described in clauses (i), (ii) and (iii) of this paragraph (n), that would not, singularly or in the aggregate, have a Material Adverse Effect.  The Company is not, nor has it been in the last five years, a U.S. real property holding corporation under Section 897 of the Code.  The Company and its Subsidiaries have not engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority.  The accruals and reserves on the books and records of the Company and its Subsidiaries in respect of tax liabilities are adequate to meet any assessments and related liabilities, and since December 31, 2009 the Company and its Subsidiaries have not incurred any liability for taxes other than in the ordinary course.

(o)          Certain Fees.  Except for the retention of the Placement Agents, the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(p)          Disclosure. Except for the information concerning the transactions contemplated by this Agreement and the concurrent common stock offering, the Company confirms that neither it nor any other person or entity acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.

(q)          Intellectual Property.  The Company and its subsidiaries own or possess the valid right to use all (i) valid and enforceable patents, patent applications, trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses,  trade secret rights (“Intellectual Property Rights”) and (ii) inventions, software, works of authorships, trade marks, service marks, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or procedures) (collectively, “Intellectual Property Assets”) necessary to conduct their respective businesses as currently conducted, and as proposed to be conducted and described in the Reports and the Prospectus.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, or otherwise violating, valid and enforceable Intellectual Property Rights of any other person, and, except as set forth in the Reports and the Prospectus, have not received written notice of any challenge (, by any other person to the rights of the Company and its subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company or its subsidiaries.  To the knowledge of the Company, except as described in the Registration Statement, the Report and the Prospectus, the Company and its subsidiaries’ respective businesses as now conducted do not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person.  All licenses for the use of the Intellectual Property Rights described in the Reports and the Prospectus are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms.  The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of any Intellectual Property license that has not been resolved, and to the knowledge of the Company there has been no unresolved breach or anticipated breach by any other person to any Intellectual Property license, except where such breach, singularly or in the aggregate, would not have a Material Adverse Effect.  There are no unresolved claims against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person, except to the extent that any such claim does not have a Material Adverse Effect.  The Company has taken reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company's right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.  The Company has taken the necessary actions to obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors during the time they were employed by or under contract with the Company and which relate to the Company’s business. All key employees have signed confidentiality and invention assignment agreements with the Company.

(r)           Environmental Compliance.  The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities (whether foreign, federal, state or local), or from any other person or entity, that are required under any Environmental Laws, except where any such failures would not individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  “Environmental Laws” shall mean all applicable foreign, federal, state and local laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.   The Company and each of its Subsidiaries are also in compliance with all requirements, limitations, restrictions, conditions, standards, schedules and timetables required or imposed under all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law, or based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(s)          Books and Records; Internal Accounting Controls.  The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and control over financial reporting (as defined in Exchange Act Rules 13a-15).  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act).

(t)           Material Agreements.  True, complete and correct copies of each material contract of the Company or any Subsidiary required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material Agreements”) are attached or incorporated as exhibits to the Reports.  Each of the Company Material Agreements is valid and binding on the Company and the Subsidiaries, as applicable, and in full force and effect.  The Company and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Agreement.  Neither the Company nor any Subsidiary knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

(u)          Transactions with Affiliates.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person or entity owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(v)          Employees.  There is (A) no significant unfair labor practice complaint pending against the Company, or any of its subsidiaries, nor to the knowledge of the Company, threatened against it or any of its subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its subsidiaries, or, to the knowledge of the Company, threatened against it and (B) no labor disturbance by the employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries principal suppliers, manufacturers, customers or contractors, that could reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Reports that is not so disclosed.  No “named executive officer” (as defined in Item 402 of Regulation S-K) of the Company has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment with the Company or any Subsidiary.  The Company and each Subsidiary is in compliance with all foreign, federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, and employee benefits plans (including, without limitation, the Employee Retirement Income Securities Act of 1974, as amended, and any similar law of the PRC), except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(w)         Absence of Certain Developments.  Since the date on which the most recent Report was filed with the Commission through the date hereof, neither the Company nor any of its subsidiaries has (i) issued or granted any securities other than options to purchase common stock pursuant to the Company’s stock option plan or securities issued upon exercise of stock options in the ordinary course of business, (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any material transaction other than in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(x)          No Guarantees of Indebtedness.  The Company has not guaranteed (directly or indirectly) any Indebtedness of any Subsidiary.

(y)          Investment Company Act Status.  Neither the Company nor any Subsidiary is, nor as a result of and immediately upon the Closing will be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(z)          Independent Nature of Purchasers.  The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents.  The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(aa)        Dilutive Effect.  The Company understands and acknowledges that its obligation to issue the Securities pursuant to the Transaction Documents is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other shareholders of the Company.

(bb)       DTC Status.  The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Fast Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email of the Company transfer agent is set forth on Schedule 2.1(bb).

(cc)        Governmental Approvals.  Except for the filing of the Prospectus Supplements and the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws or by  FINRA or the NYSE Amex (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company of its obligations under the Transaction Documents.

(dd)       Insurance.  The Company and each of its Subsidiaries carry or are covered by insurance in such amounts and covering such risks as management of the Company believes to be prudent.  Neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for and the Company does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have or result in a Material Adverse Effect.

(ee)        Trading Activities.  It is understood and acknowledged by the Company that none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Conversion Shares, the Redemption Shares or the Warrant Shares for any specified term.  The Company further understands and acknowledges that one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Conversion Shares, the Redemption Shares or the Warrant Shares are outstanding, including, without limitation, during the periods that the value of the Conversion Shares, the Redemption Shares or Warrant Shares are being determined and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

(ff)         Certain Business Practices.  None of the Company or any Company Subsidiary or, to the Company's knowledge, any director, officer, agent, employee or other person or entity acting for or on behalf of Company or any Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended or to the knowledge of the Company, anti-corruption laws applicable to the Company or any Subsidiary.

(gg)       Shell Company Status.  The Company is not currently, and has not been for the past twelve (12) months, an issuer of the type described in paragraph (i) of Rule 144 under the Securities Act.

(hh)       Registration Statement.

(i)           The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.  Upon issuance and delivery to the Purchasers in accordance with the provisions of the Transaction Documents, the Securities shall be free of any restriction on transferability under federal securities laws and for Securities consisting of shares of Common Stock, state “Blue Sky” laws and any certificates or other instruments evidencing or representing the Securities shall be free of any restrictive legend.

(ii)           The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE AMEX Equities (the “Principal Market”).  The Company has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

2.2.         Representations and Warranties of the Purchasers.  Each of the Purchasers hereby represents and warrants to the Company with respect solely to itself and not with respect to any other Purchaser as follows as of the date hereof and as of the Closing Date:

(a)           Organization and Standing of the Purchasers.  If the Purchaser is an entity, such Purchaser is a corporation, limited liability company, partnership or limited partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)           Authorization and Power.  Each Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase Preferred Shares and Warrants being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by each Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its board of directors, stockholders, members or partners, as the case may be, is required.  When executed and delivered by the Purchasers, the Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           No Conflicts.  The execution, delivery and performance by each Purchaser of the Transaction Documents to which it is a party and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations that would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(d)           Certain Fees. The Purchasers have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

ARTICLE 3

COVENANTS AND AGREEMENTS

Unless otherwise specified in this Article, for so long as any Preferred Shares or Warrants remain outstanding, and between the date hereof and the Closing Date, the Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser their respective permitted assignees.

3.1.         Issuance of the Shares.  The Company will issue the Preferred Shares, Common Shares, and Warrants to each Purchaser at the Closing.

3.2.         Compliance with Laws; Commission.    The Company shall take all necessary actions and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance (free from any restriction on transferability under federal securities laws) of the Securities to the Purchasers or their respective subsequent holders.

3.3.         Registration and Listing.  The Company shall cause its Common Stock to continue to be registered under Sections 12(b) of the Exchange Act, to comply in all material respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act even if the rules and regulations thereunder would permit such termination.  The Company will use its reasonable commercial efforts to continue the listing or trading of its Common Stock on the Principal Market.  In addition, the Company shall keep the Registration Statement (or another registration statement covering issuance of the Warrant Shares) continuously effective.  In further addition, the Company shall file such amendments to the Registration Statement (or such other registration statement covering the issuance of Warrant Shares) and such prospectus supplements that may be necessary for the issuance of any Conversion Shares, Redemption Shares and/or Warrant Shares to the Purchasers free of any restrictive legends or other limitation on resale by the Purchasers under the Securities Act.

3.4.         Keeping of Records and Books of Account.  The Company shall use reasonable commercial efforts to keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

3.5.         Other Agreements.  The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company to perform under any Transaction Document.  The Company shall comply with each of its obligations, covenants and agreements under the other Transaction Documents in all material respects.

3.6.         Use of Proceeds.  The proceeds from the sale of the Securities hereunder shall be used by the Company for general corporate purposes.

3.7.         Disclosure of Transaction.

(a)           Except for press releases and public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the Principal Market or the Commission (“Required Disclosures”), the Company shall separately consult with JGB Management Inc. (the “Purchaser Representative”) before issuing any press release with respect to the Transaction Documents or the transactions contemplated thereby and shall not issue any such press release or make any public statements (including any non-confidential filings with governmental entities that name another party hereto) without the prior consent of the Purchaser Representative, which consent shall not be unreasonably withheld or delayed.  In the case of any Required Disclosure, the Company shall provide the Purchaser Representative with prior notice of such Required Disclosure and use its reasonable best efforts to consult with and coordinate such Required Disclosure with the Purchaser Representative.  Unless the Company and the Purchaser Representative otherwise agree, the Company shall only include in a Required Disclosure such information that is legally required to be disclosed upon the advice of counsel.

(b)           The Company shall file with the Commission a Current Report on Form 8-K (the “Form 8-K”), as soon as practicable following the date hereof but in no event more than four business days following the date hereof (the “Announcement Date”), which shall attach as exhibits all press releases relating to the transactions contemplated by this Agreement and the Transaction Documents.  In addition, no later than 8:45 AM New York City Time on the business day following the Closing Date (the “Closing Announcement Date”), the Company shall also file a Current Report on Form 8-K.  The Form 8-K, including all exhibits, filed no later than the Announcement Date and the Closing Announcement Date, shall be subject to prior review and comment by the Purchaser Representative.  Upon the filing of the Form 8-K either by the Announcement Date or Closing Announcement Date, as applicable, no Purchaser shall be deemed to be in possession of any non-public information regarding the Company.  Notwithstanding the Company’s failure to comply with its obligation to file the Form 8-K, pursuant to this Section 3.7(b), following the Announcement Date, or Closing Announcement Date, as applicable, no Purchaser shall be deemed (A) to have any obligation of confidentiality with respect to any non-public information of the Company or (B) to be in breach of any duty to the Company and/or any other person and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions in securities of the Company, including, without limitation, any hedging transactions, short sales or any derivative transactions based on securities of the Company, while in possession of such information.

3.8.         Disclosure of Material Information; No Obligation of Confidentiality.

(a)           The Company covenants and agrees that neither it nor any other person or entity acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.  In the event of a breach of the foregoing covenant by the Company, or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Company shall publicly disclose any material, non-public information in a Form 8-K within one business day following the date that it discloses such information to any Purchaser or such earlier time as may be required by Regulation FD or other applicable law.   In the event that the Company discloses any non-public information to a Purchaser and fails to publicly file a Form 8-K in accordance with the above, then a Purchaser shall have the option to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents; provided, however, such Purchaser shall provide the Company with a copy of such press release, public advertisement or other public announcement at least twelve hours prior to its public dissemination.  No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.

(b)           No Purchaser shall be deemed to have any obligation of confidentiality with respect to (i) any non-public information of the Company disclosed to such Purchaser in breach of Section 3.8(a) (whether or not the Company files a Form 8-K as provided above), (ii) the fact that any Purchaser has exercised any of its rights and/or remedies under the Transaction Documents or (iii) any information obtained by any Purchaser as a result of exercising any of its rights and/or remedies under the Transaction Documents.   In further addition, no Purchaser shall be deemed to be in breach of any duty to the Company and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions of securities of the Company, including, without limitation, any hedging transactions, short sales or any derivative transactions based on securities of the Company while in possession of such non-public information.

(c)           Any Form 8-K, including all exhibits thereto, filed by the Company pursuant to Section 3.8(a) shall be subject to prior review and comment by the applicable Purchaser.

(d)           From and after the filing of any Form 8-K pursuant to Section 3.8(a) with the Commission, no Purchaser shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in such Form 8-K filed pursuant to Section 3.8(a).

3.9.         Amendments to Charter Documents.  The Company shall not, without the consent of each holder of the Preferred Shares then held by the Purchasers, amend or waive any provision of the Articles or By-laws of the Company whether by merger, consolidation or otherwise in any way that would adversely affect any rights of the holder of the Securities.  Without limiting the generality of the foregoing, without the prior express written consent of the Required Holders (as defined in the Certificate of Designations), the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event (as defined in the Certificate of Designations).  The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before ninety-one (91) days after the Maturity Date (as defined in the Certificate of Designations).

3.10.      No Pledge.  Neither the Company nor any Subsidiary (except for the existing mortgage by Progenitor Cell Therapy, LLC on the property located in Allendale, New Jersey (the “Allendale Property”), as it may be increased by up to $1 million or otherwise amended from time to time (not to exceed a total of $3.9 million), and any existing pledges by Neostem (China) Inc. prior to the Closing Date) shall create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance, hypothecation or other grant of security interest, whether direct or indirect, voluntary or involuntary or by operation of law on any assets without the prior written consent of a majority of the holders of the Preferred Shares (“Pledge Limitations”).  Such Pledge Limitations shall not apply to (1) any pledges by Suzhou Erye Pharmaceutical Co., Ltd (“Suzhou”), a company organized under the laws of the People’s Republic of China (for the avoidance of doubt, neither the Company nor any Subsidiary shall guarantee (directly or indirectly) any Indebtedness of any kind incurred by Suzhou), (2) capital or equipment leases or purchase money financing arrangements first incurred after the date hereof involving less than $2.5 million in the aggregate so long as the collateral is limited to the equipment or other Property leased or purchased (“Permitted Equipment Financing”) (for the avoidance of doubt, once any portion of Permitted Equipment Financing has been repaid by the Company or any Subsidiary, as applicable, it may not be reborrowed), (3) insurance premium financing, (4) any pledges securing debt described by the last sentence of Section 3.11 or (5) any “Permitted Liens.”  (“Permitted Liens” shall mean: (i) liens imposed by law for taxes, assessments or charges or levies of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) liens of landlords and liens of carriers, warehousemen, suppliers, mechanics, materialmen and other liens in existence on the date hereof or thereafter imposed by law and created in the ordinary course of business; (iii) liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts, statutory obligations and other similar obligations, (iv) easements (including, without limitations, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Company; (v) letters of credit or deposits in the ordinary course to secure leases, and (vi) liens consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements.

3.11.       Indebtedness; Rank.  Except for the mortgage held by Progenitor Cell Therapy, LLC on the Allendale Property as it may be increased by up to $1 million or otherwise amended from time to time (not to exceed a total of $3.9 million), existing Indebtedness incurred by Neostem (China) Inc. prior to the Closing Date, other borrowing by NeoStem (China) to provide for foreign currency exchange and secured by cash reserves of 100% of the amount borrowed, any Indebtedness incurred by Suzhou, Permitted Equipment Financing (for the avoidance of doubt, once any portion of Permitted Equipment Financing has been repaid by the Company or any Subsidiary, as applicable, it may not be reborrowed) and insurance premium financing, the Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior in any respect to the Preferred Shares without the prior written consent of a majority of the holders of the Preferred Shares.  Without limiting the foregoing, the Company will not create any class or series of Securities having preference over, or senior to, the Preferred Shares without the prior written consent of a majority of the holders of the Preferred Shares.  Notwithstanding the foregoing, if the Company acquires any other business, whether through merger, sale of stock, sale of assets or otherwise, and such business is obligated under any Indebtedness, such acquisition shall be permitted and neither this Section 3.11 nor Section 3.10 will be deemed to have been breached by virtue of the assumption of such Indebtedness in or by virtue of the acquisition transaction; provided, that such acquired business did not incur Indebtedness or encumber its assets in contemplation of such acquisition.

3.12.       No Guarantees of Indebtedness.  The Company will not guarantee (directly or indirectly), any Indebtedness of any Subsidiary, including without limitation, any Indebtedness of Suzhou.

3.13.       Certificate re: Tax Status:  Upon the request of any Purchaser, the Company shall deliver to such Purchaser a certificate in the form of Exhibit E and as of such date as may be requested by such Purchaser and shall make such filings as may be required to permit such Purchaser to rely on such certification to establish that an interest in the Company is not a U.S. real property interest holding corporation for the purposes of the Code.

3.14.       Special Stockholders Meeting.  The Company agrees to call a special meeting of shareholders, to file with the SEC a proxy statement/prospectus within thirty days of the date hereof and will use commercially reasonable efforts hold within eighty days of the date hereof (or one-hundred days after the date hereof if the proxy statement/prospectus is reviewed by the SEC), a special stockholders meeting for the purpose of approving the issuance in full of all Conversion Shares and Redemption Shares issued pursuant to the Certificate of Designations and all Warrant Shares pursuant to the Warrants.  The Purchasers acknowledge that they cannot convert the Preferred Stock to Common Stock or exercise the Warrants for more than an aggregate of [___] shares [19.9% of the outstanding NeoStem Common Stock minus shares to be issued in simultaneous common stock offerings and the number of common shares issued hereunder] [PLEASE FILL IN], or exercise any voting rights, until after shareholder approval of such issuances is obtained at such shareholders meeting.

3.15.       Tax Compliance.  The Company shall keep such records and make such tax filings, including filing IRS Form 5452 and making the election under Treasury Regulation 1.1441-3(c)(2)(i)(C), as may be required in connection with any actual or deemed distribution with respect to the capital stock of the Company (including, without limitation, the Preferred Shares) that is not taxable as a “dividend” for U.S. federal income tax purposes.

ARTICLE 4
CONDITIONS

4.1.         Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities.  The obligation hereunder of the Company to close and issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company (other than as set forth in Section 4.1(g) below) at any time in its sole discretion.

(a)          Accuracy of the Purchasers’ Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)          Performance by the Purchasers.  Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

(c)          Escrow. The Purchasers shall have executed and delivered the Escrow Agreement.

(d)          No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)          Delivery of Subscription Amount.  Each Purchaser shall have delivered to the Company its Subscription Amount for the Preferred Shares, Common Shares, and Warrants purchased by such Purchaser.

(f)           Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company.

(g)          Satisfaction of Certain Other Conditions.  The conditions of the Placement Agents’ obligations set forth in Section 6 of that certain Placement Agency Agreement dated of even date herewith by and among the Company and the Placement Agents (the “Placement Agency Agreement”) shall have been satisfied by the Company in full and the Placement Agency Agreement shall not have been terminated by the Placement Agents pursuant to Section 8 of the Placement Agency Agreement.

4.2.         Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Securities.  The obligation hereunder of the Purchasers to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Purchasers’ sole benefit and may be waived by the Purchasers (other than as set forth in Section 4.2(q) below) at any time in their sole discretion.

(a)          Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date when made and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b)          Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)          Escrow. The Company shall have executed and delivered the Escrow Agreement.

(d)          Prospectus: Registration Statement.  The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission and no notice of objection by the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401 (g)(2) under the Securities Act shall have been received; no stop order suspending or preventing the use of the Prospectus shall have been initiated or threatened by the Commission.

(e)           No Suspension, Etc.  The shares of Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(f)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(g)          No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary or any Purchaser, or any of the officers, directors or affiliates of the Company or any Subsidiary or any Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(h)           Opinion of Counsel.  The Purchasers shall have received an opinion of counsel to the Company, dated the Closing Date, substantially in the form of Exhibit G hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchasers.

(i)           Receipt of Proceeds.  Prior to the Closing Date or simultaneously therewith, the Company shall have sold Common Stock and/or warrants for gross proceeds of not less than $8,000,000 and not more than $15,000,000.

(j)           Secretary’s Certificate. The Company shall have delivered to the Purchasers a certificate, signed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by its Board of Directors approving the transactions contemplated hereby, (ii) its charter, as in effect at the Closing Date, (iii) its bylaws, as in effect at the Closing Date, and (iv) the authority and incumbency of the officers executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(k)           Officer’s Certificate. On the Closing Date, the Company shall have delivered to the Purchasers a certificate signed by an executive officer on behalf of the Company,  dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and performance of covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(e) and (j)-(p) of this Section 4.2 as of the Closing Date.

(l)           Material Adverse Effect.  No change having a Material Adverse Effect shall have occurred.

(m)         Listing Application.  The Conversion Shares, the Redemption Shares and the Warrant Shares have been approved for listing on the Principal Market, subject only to official notice of issuance.

(n)          Approvals.  Except as otherwise provided in Section 3.14 herein, the Company shall have obtained all required consents and approvals of its Board of Directors deliver and perform the Transaction Documents.

(o)          Voting Agreement. The Purchasers shall have received the Voting Agreement, in the form of Exhibit F attached hereto, from officers, directors and certain shareholders of the Company, with respect to the voting of their shares of Common Stock, which shall include Robin Smith, Catherin M. Vaczy, Larry A. May, Alan G. Harris, Richard Berman, Steven S. Myers, Drew Bernstein, Eric H.C. Wei, Rim Asia Capital Partners, L.P., Shi Mingsheng, Madam Zhang Jian and Fullbright Finance Limited.

(p)          Certificate of Designations.  The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

(q)          Satisfaction of Certain Other Conditions.  The conditions of the Placement Agents’ obligations set forth in Section 6 of the Placement Agency Agreement shall have been satisfied by the Company in full and the Placement Agency Agreement shall not have been terminated by the Placement Agents pursuant to Section 8 of the Placement Agency Agreement.

ARTICLE 5

TERMINATION

5.1.         Termination.  This Agreement may be terminated at any time prior to the Closing Date:

5.1.1.  by either Purchasers representing a majority of the Total Subscription Amount or the Company if the Closing shall not have occurred by November 19, 2010 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 5.1.1 shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date; or

5.1.2.  Purchasers representing a majority of the Total Subscription Amount or the Company in the event that any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self regulatory organization or stock exchange (each, a “Governmental Authority”) shall have issued any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement (collectively, an “Order”) and such Order shall have become final and nonappealable; or

5.1.3.  by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.1(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within five (5) days after written notice thereof is given by the Company to Purchasers (but in any event not later than the Termination Date); or

5.1.4.  by Purchasers representing a majority of the Total Subscription Amount if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within five (5) days after written notice thereof is given by Purchaser to the Company (but in any event not later than the Termination Date); or

5.1.5.  by the mutual written consent of the Purchasers representing a majority of the Total Subscription Amount and the Company.

5.2.         In the event of termination of this Agreement as provided in this Section 5.2, this Agreement shall forthwith become void, except that this Article 5 and Article 7 herein shall survive.  No such termination shall relieve any party from liability for any breach of this Agreement, material misrepresentation or fraud.

ARTICLE 6

INDEMNIFICATION

6.1.         General Indemnity.  The Company agrees to indemnify and hold harmless each Purchaser and its respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns (collectively, “Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by any Indemnified Party as a result of, arising out of or based upon (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement; (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or any Transaction Document; (iii) any third party claims arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (unless such claim is based upon conduct by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct); (iv) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Prospectus Supplement or any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Purchaser furnished in writing to the Company by or on behalf of any Purchaser; (v) any breach by the Company of the Securities Act or the rules promulgated thereunder, or (vi) any third party claims arising directly or indirectly out of such Indemnified Party’s status as owner of the Securities or the actual, alleged or deemed control or ability to influence the Company or any Subsidiary (unless such claim is based upon conduct by such Purchaser that constitutes fraud, gross negligence or willful misconduct).

6.2.         Indemnification Procedure.  With respect to any third-party claims giving rise to a claim for indemnification, the Indemnified Party will give written notice to the Company of such third party claim; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Company of its obligations under this Article 5 except to the extent that the Company is actually materially prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Company shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Company shall be responsible for the reasonable fees and expenses of one separate counsel for the Indemnified Parties), to assume the defense thereof with counsel satisfactory to the Indemnified Party.  In the event that the Company advises an Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within 10 days of receipt of any indemnification notice to notify, in writing, such person or entity of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.   In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The Company shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  Notwithstanding anything in this Article 6 to the contrary, the Company shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof.  The indemnification obligations to defend the Indemnified Party required by this Article 6 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Company or others, and (b) any liabilities the Company may be subject to pursuant to the law.

6.3.         Contribution.  If the indemnification provided for in Section 6.1 is unavailable to any Indemnified Party thereunder in respect of any losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) referred to in such Section, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such Indemnified Party on the other.

ARTICLE 7

MISCELLANEOUS

7.1.         Fees and Expenses.  The Company shall reimburse each Purchaser for all costs and expenses reasonably incurred by such Purchaser in connection with the negotiation, drafting and execution of the Transaction Documents and the transactions contemplated thereby (including all legal fees, travel, disbursements and due diligence in connection therewith and all fees incurred in connection with any necessary regulatory filings and clearances); provided, however, that the amount of such costs and expenses due to the Purchasers shall be reduced by an amount equal to $25,000, which has been previously advanced to the Purchasers; provided, further, however, that the Company shall have no obligation to reimburse the Purchasers for any such costs and expenses to the extent that they exceed, in the aggregate, $75,000, unless otherwise agreed in writing by the Company.  In addition, the Company shall pay all reasonable fees and expenses incurred by any Purchaser in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses; provided, however, that in the event that the enforcement of this Agreement is contested and it is finally judicially determined that such Purchaser was not entitled to the enforcement of the Transaction Document sought, then the Purchaser seeking enforcement shall reimburse the Company for all fees and expenses paid pursuant to this sentence.  The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the fees and expenses of the Placement Agents.  The Company shall pay all fees of its transfer agent, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to each Purchaser.

7.2.         Specific Performance; Consent to Jurisdiction; Venue.

(a)           The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York.  The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

7.3.         Amendment.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers holding at least a majority of the outstanding principal amount of the Preferred Shares; provided, that any waiver or amendment of any provision effecting the rights, obligations or conditions of, or relating to, the Placement Agents shall not be effective without the written consent of Cowen and Company, LLC.

7.4.         Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon delivery by e-mail (if delivered on a Business Day during normal business hours where such notice is to be received) upon recipient’s actual receipt and acknowledgement of such e-mail. The addresses for such communications shall be:

If to the Company:	Neostem, Inc. 420 Lexington Avenue Suite 450 New York, New York Attention: General Counsel Telephone No.: 212-584-4180 Facsimile No.: 646-514-7787 E-mail: cvaczy@neostem.com

with a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Attention: Alan Wovsaniker Telephone No.: (973) 597 2564 Telecopy No.: (973) 597 2565 E-mail: awovsaniker@lowenstein.com

If to any Purchaser:	At the address of such Purchaser set forth on such Purchaser’s signature page

With a copy to (which shall not constitute notice):	Kleinberg, Kaplan, Wolff & Cohen, P.C. 551 Fifth Avenue, 18th Floor New York, New York 10176 Attention: Lawrence D. Hui, Esq. Telephone No.: (212) 986-6000 E-mail: lhui@kkwc.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

7.5.         Waivers.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.  No consideration shall be offered or paid to any Purchaser to amend or waive or modify any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement then holding Preferred Shares.  This provision constitutes a separate right granted to each Purchaser by the Company and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase disposition or voting of Securities or otherwise.

7.6.         Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

7.7.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Purchasers may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.  The Company may not assign or delegate any of its rights or obligations hereunder or under any Transaction Document.

7.8.         No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity, except that the Placement Agents are intended third party beneficiaries of the representations, warranties and agreements of the Company contained herein.

7.9.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

7.10.       Survival.  The covenants, agreements and representations and warranties of the Company under the Transaction Documents shall survive the execution and delivery hereof indefinitely.

7.11.       Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

7.12.       Publicity.  Subject to Section 3.7, the Company agrees that it will not disclose, and will not include in any public announcement, the names of the Purchasers without the consent of the Purchasers, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Purchasers consent to being identified in any filings the Company makes with the Commission to the extent required by law or the rules and regulations of the Commission.

7.13.       Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

7.14.       Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents

7.15.       Independent Nature of Purchasers’ Obligations and Rights.  The rights and obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges, that each Purchaser has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

7.16.       Time Is of the Essence.  Time is of the essence of this Agreement and each Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	Chief Executive Officer

JGB MANAGEMENT INC.

By:	/s/ Brett Cohen
Name:	Brett Cohen
Title:	Director

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: _____________________________________________________________

Signature of Authorized Signatory of Purchaser: ______________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Purchaser:_______________________________________________________

Fax Number of Purchaser: ________________________________________________________

Address for Notice of Purchaser: ___________________________________________________

Address for Delivery of Securities for Purchaser (if not same as address for notice): ______________________________________________________________________________

Subscription Amount: $_________________

[SIGNATURE PAGES CONTINUE]

EXHIBIT A

LIST OF PURCHASERS AND SUBSCRIPTION AMOUNT

A-1

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATIONS

B-1

EXHIBIT C

FORM OF WARRANT

C-1

EXHIBIT D

FORM OF ESCROW AGREEMENT

D-1

EXHIBIT E

FIRPTA CERTIFICATE

At no time during the period beginning five years prior to [date] and ending on [date] was Neostem, Inc. a “United States real property holding corporation,” as such term is defined by Section 897(b)(2) of the Internal Revenue Code of 1986, as amended.

Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete.

By:
Title:
Date:

E-1

EXHIBIT F

FORM OF VOTING AGREEMENT

F-1

EXHIBIT G
OPINION OF COUNSEL TO COMPANY

G-1